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                                                                 EXHIBIT 10.4
                               LICENSE AGREEMENT

     This "Agreement" is entered into as of June I, 1996, by and between Hollywood Ventures Corporation, a California corporation, 9255 Sunset Boulevard, Suite 405, Los Angeles, California 90069 ("Licensor") and Third Quarter Corporation d/b/a Fundex, an Indiana corporation ("Licensee"), 3750 West t6th Street, Indianapolis, Indiana 46222.

     WHEREAS, Licensor is the owner of certain rights in the property described and/or illustrated in Schedule A ("Property") including, but not limited to the Trademarks listed in Schedule B ("Trademarks");

     WHEREAS, Licensee desires to use the Property and/or the Trademarks on or in connection with the products identified in Schedule C ("Licensed Products") in the countries identified m Schedule D ("Territory"); and

     WHEREAS, Licensor is willing to grant Licensee the right to use the Property and/or the Trademarks on such Licensed Products.

     NOW, THEREFORE, in consideration of their mutual promises, covenants and conditions contained herein, it is agreed as follows:

     1. OWNERSHIPS OF RIGHTS. Licensor is the exclusive owner of the fight to license the Property and Trademarks for use in association with the Licensed Products in the Territory pursuant to a grant of rights by the owners, Nestor Productions, Inc. and Big Comfy Corp, (the "Owners"). With the exception of the rights expressly licensed hereunder to Licensee, all other fights relating thereto are expressly reserved by Licensor, Nestor Productions, Inc. and Big Comfy Corp.

     2. GRANT OF LICENSE. Licensor grants to Licensee an exclusive, non-transferable, non-assignable license, without the right to grant sub-licenses, to use the Property and/or the Trademarks solely on or in connection with the manufacture, sale, offering for sale, advertising, promotion and distribution of the Licensed Products and solely within the Territory and, for this purpose only, to affix the Trademarks on or to packaging, displays, sales, advertising and promotional materials sold, used or distributed in connection with the Licensed Products ("Promotional and Packaging Material"). The foregoing notwithstanding, Licensee shall not directly nor indirectly through any affiliate company in which Licensee or any of its controlling shareholders, officers or directors own an interest individually or in the aggregate in excess often percent (10%), sell any Licensed Products directly to consumers, including but not limited to direct response sales, direct sales and personal appearance sales. Licensee's sales shall be to bona fide retailers or through bona fide wholesalers which shall sell the Licensed Products only to retailers.

     3. TERM AND OPTIONS. (a) This Agreement shall commence and be effective on June 1, 1996 ("Effective Date") provided this Agreement has been executed by both parties and Licensor has received the fully executed Agreement and the Advance. Thereafter, this Agreement shall continue for an "Initial Term" terminating on December 31, 1998, unless terminated prior thereto pursuant to this Agreement. An Advance of ten thousand dollars ($10,000) is payable upon execution of this Agreement as a non-refundable Advance against Royalties ("Advance").



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     (b) If Licensee is in full compliance with this Agreement during the then
Initial Term and Licensee's sales during the Term will have resulted in Royalty payments remitted to Licensor of at least $200,000, Licensor agrees to grant to Licensee the option ("Option") to extend the Term for additional two (2) years provided that Licensee gives Licensor at least ninety (90) days prior written notice of its intention to exercise such Option.

     (c) In the event of the termination or expiration of this Agreement, Licensor shall have the sole option to grant Licensee an extension option ("Extension Option") to extend the Term of this Agreement for a period up to July 1, 2001, at Licensor's sole option.

     4. ROYALTY PROVISIONS. (a) Licensee agrees to pay Licensor a Royalty of eight percent (8%) based upon Net Sales of the Licensed Products sold in the Territory or, if Licensed Products are sold on terms F.O.B. a shipping point outside of the Territory, a Royalty of ten percent (10%) based upon Net Sales of the Licensed Products (the "Royalty").

     (b) "Net Sales" shall mean gross sales less actual quantity discounts and returns actually credited. No deduction shall be made for cash or other discounts, commissions or uncollectible accounts nor for any costs incurred in the manufacture, sale, distribution or exploitation of the Licensed Products. A Royalty shall also be paid by Licensee based on Licensee's usual Net Sales price on all unbilled Licensed Products distributed by Licensee or any of its affiliated companies. Licensee has discretion to set pricing; however, all pricing shall be established by Licensee in a commercially reasonable manner and all Licensed Products shall be sold by Licensee at competitive prices not substantially more nor substantially less than the price customarily charged by Licensee for similar products to unaffiliated businesses. Royalties accruing during any Sell-Off Period shall not be applied against the Advance or the Guaranteed Minimum Royalty.

     (c) For the Initial Term, Licensee agrees to pay Licensor a "Guaranteed Minimum Royalty" of no less than forty thousand dollars ($40,000), of which no less than one-half (1/2) of the Guaranteed Minimum Royalty shall be paid to Licensor at the end of each twelve (12) month period of the Initial Term. If upon expiration of the first twelve (12) month period and for each and every twelve (12) month period thereafter (or upon termination of this Agreement in the event such occurs less than twelve (12) months following the last Guaranteed Minimum Royalty payment period) the total Royalties paid by Licensee to Licensor are less than the Guaranteed Minimum Royalty for said twelve (12) month period, Licensee shall immediately pay any such deficiency of the Guaranteed Minimum Royalty to Licensor. Advances previously remitted to Licensor from Licensee for any such twelve (12) month period shall be applied as a credit toward the current Guaranteed Minimum Royalty.

     5. STATEMENTS AND PAYMENTS. (a) Licensee shall provide Licensor within thirty (30) days after the end of each calendar quarter ("Royalty Period") a complete and accurate statement of its Net Sales for that quarter, said statement to be certified as accurate by an officer of Licensee, and corresponding Royalties owing to the Licensor. Such statements, which shall be in conformance with the requirements of Licensor (including, but not limited to, reporting separately by Licensed Product sku by size, licensed character utilized, etc.), must be submitted whether or not any Licensed Products have been shipped or Royalties have been earned.


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     (b) Acceptance by Licensor of any statement furnished or Royalty paid shall not preclude Licensor from questioning its correctness and in the event of inconsistencies or mistakes, they shall be immediately rectified by Licensee.

     (c) All payments shall be remitted in United States currency payable to the order of Hollywood Ventures Corporation and mailed to the HVC address stated in the preamble or as may be revised hereafter. Any conversion of foreign currency to United States currency shall be at an exchange rate no less than offered by Chase Manhattan Bank in New York, New York, on the date of conversion.

     (d) Time is of the essence with respect to all payments and interest at the rate of one and one-half percent (1 1/2%) per month shall accrue on any amount due Licensor calculated from the date on which payment was due.

     (e) Any and all Royalty payments, whether denoted as Advances, as Guaranteed Minimum Royalty payments or otherwise, shall be non-refundable,

     6. AUDIT. Licensee shall keep accurate books of account covering all transactions relating to this Agreement. Licensor and/or its representatives shall have the right, at reasonable hours of the day upon reasonable notice, to examine such books and all other documents and material in the possession, custody or control of Licensee with respect to this Agreement and to make copies and summaries thereof no more than two (2) times per twelve (12) month period. In the event an Audit reveals an underpayment, Licensee shall immediately remit payment in the amount of the underpayment plus interest calculated at the rate of one and one-half percent (1 1/2%) per month from the date such payments were due. In the event such underpayment is greater than $1,000.00 or five percent (5%) of the reported royalty, whichever is greater, for any Royalty Period, Licensee shall reimburse Licensor for the cost and expense of such Audit. All books of account and records of Licensee relating to this Agreement shall be retained for at least three years after termination of this Agreement.

     7. QUALITY, NOTICES, APPROVALS AND SAMPLES;. (a) The quality and style of the Licensed Products and all Promotional and Packaging Material relating to the Licensed Products shall be at least as high as the best quality of similar goods presently sold or distributed by Licensee in the Territory. Each Licensed Product shall comply with all applicable laws, regulations and established industry standards. Licensor shall at all times have the right to inspect the manufacturing facilities of the Licensed Products upon five (5) days notice to Licensee, and all such facilities shall comply with all applicable laws, regulations and industry standards.

     (b) All Promotional and Packaging Material and all Licensed Products on which the Products and/or Trademarks are used shall contain the name and address (at least city and state) of Licensee as well as the following legal notices, both of which shall be permanently affixed:

      c 1996 Big Comfy Corp.
      TM and c designate trademark and copyrights of Big Comfy Corp. and are used under license by (name of Licensee).
      All Rights Reserved.


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     (c) Before commencing the design of the Licensed Products or Promotional and Packaging Material which have not been previously approved, Licensee shall submit for Licensor's written approval copies of all preliminary artwork. Licensor shall have ten (10) business days to respond to submittals.

     (d) Prior to the use of any Promotional and Packaging Material and/or the sale and distribution of the Licensed Products, Licensee shall submit at its cost, but for Licensor's approval, three (3) complete sets of samples of all Licensed Products intended to be sold and distributed and three (3) complete sets of samples of all Promotional and Packaging Material intended to be used, none of which may be used, sold, or distributed until receipt of written approval of said samples from Licensor.

     (e) Upon commencement of distribution of the Licensed Products, Licensee shall submit, at its own expense, an additional twenty-four (24) sets of the above referenced samples.

     (f) Thereafter, from time to time, Licensor may require Licensee to submit at its own cost up to an additional five (5) sets of samples of Licensed Products and/or Promotional and Packaging Material to monitor the quality for continued approval.

     (g) Licensor shall have the absolute right to inspect the facilities where any Licensed Products are being manufactured and/or packaged from time to time without notice.

     (h) In the event the above quality standards are not maintained throughout the Term, Licensor has the right to require Licensee to immediately discontinue manufacturing, selling and distributing Licensed Products which do not meet such quality standard.

     (i) Approval or disapproval of Licensed Products shall lie solely in Licensor's discretion, and any Licensed Product not so approved in writing shall be deemed unlicensed and shall not be manufactured or sold by Licensee. Any modification of a Licensed Product, including, but not limited to, change of materials, color, design or size, must be submitted in advance for Licensor's written approval. Approval of a Licensed Product which uses particular artwork does not imply approval of such artwork for use with a different Licensed Product.

     8. ARTWORK. The form and content of all work relating to the Property and Trademarks must be approved by Licensor prior to use. Licensor will provide to Licensee upon request, at Licensee's expense, artwork which Licensee reasonably requests. All artwork relating to the Property and Trademarks, regardless of who created or contributed to the works, shall be the sole and exclusive property of Licensor. All Licensed Products not meeting the standard of approved samples shall be destroyed by Licensee. All Licensed Products not meeting the standard of approved samples shall be .destroyed by Licensee. Licensee shall pay Licensor, within thirty (30) days of receiving an invoice therefor, for artwork done by Licensor or third parties under contract to Licensor in the development and creation of the Licensed Products, display, packaging or promotional material.

     9. GOODWILL. Licensee recognizes the value of the good will associated with the Property, and Trademarks and acknowledges that each have acquired secondary meaning. Licensee agrees, during the Term(s) and thereafter, never to attack the rights of Licensor in such or the validity of this license. Licensee agrees that its use of the Property and/or Trademarks inures to the benefit of Licensor and that Licensee shall not acquire any rights in

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the Property or Trademarks.

     10. TRADEMARK AND COPYRIGHT. (a) Licensor may obtain, at its own expense and in its name, appropriate copyright and trademark protection for the Property and/or Trademarks and Licensee agrees to cooperate with Licensor in all such matters.

     (b) Licensee agrees that it shall not at any time apply for any registration of any copyright, trademark or any other designation which would affect the ownership of the Property and/or Trademarks nor file any document with any governmental authority to take any action which would affect the ownership thereof; however, Licensee shall register as a registered user/licensee, at Licensee's expense, in any country where registration of the Licensee of a trademark or copyright is required.

     (c) Licensee agrees that it shall not at any time use or authorize the use of any trademark, trade name or other designation identical with or substantially similar to the Trademarks. Licensee agrees not to associate the Property and/or Trademarks with other properties, trademarks, personalities, or characters without Licensor's written permission.

     (d) Licensee agrees to assist Licensor in the enforcement of Licensor's rights in the Property and/or Trademarks With respect to any such claims and suits, Licensor shall employ counsel of its own choosing to direct the litigation and any settlement thereof'. Licensor shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise in connection with such claims.

     11. INDEMNIFICATION. Licensee agrees to defend, indemnify and hold Licensor, and its parent company, their officers, agents and employees, and the Owners harmless against any and all liability, claims, demands, suits, loss, damages, causes of action and judgment, out-of-pocket costs and expenses, including reasonable attorney's fees, arising out of Licensee's manufacture, sale, offering for sale, distribution, promotion and/or advertising of the Licensed Products.

     12. INSURANCE. Licensee shall, throughout the Term, obtain and maintain at its own expense standard product liability insurance, the form of which must be acceptable to Licensor, naming Licensor named as an additional insured. Such policy shall provide protection against all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products or any use thereof. The amount of coverage shall be a minimum of $1,000,000 for each claim and $3,000,000 in the aggregate with a deductible not to exceed $5,000 for each single occurrence for bodily injury and/or property damage. The policy shall provide for thirty (30) days notice to Licensor from the insurer in the event of any modification or termination of such coverage. Licensee shall furnish Licensor a certificate of insurance evidencing same within thirty (30) days after execution of this Agreement but in any event, prior to any manufacture and distribution of the Licensed Products.

     13. EXPLOITATION BY LICENSEE. (a) Licensee shall commence manufacture, distribution, and sale of the Licensed Products in commercially reasonable quantities within six (6) months after the Effective Date and, thereafter, shall continue to distribute and sell all of the Licensed Products throughout the Territory on a continuous basis in a commercially reasonable manner. Licensee shall place at least one full- color print trade advertisement of the entire Licensed Product line every six (6) months, which advertisement shall be placed in the highest-circulation trade publication. Licensee shall additionally produce new and original sales

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materials no less frequently than every twelve (12) months. Licensee shall also consult with Licensor concerning possible updating of the Licensed Product line on an annual basis. Any such updating and revisions shall be subject to the approval criteria stated elsewhere in this Agreement.

     (b) Any Property (Character), Trademark or Licensed Product which is not diligently exploited at any time following the expiration of the initial twelve
(12) months after the Effective Date shall be deemed abandoned by Licensee, and in such event the license for such Property, Trademark or Licensed Product shall terminate and revert back to Licensor automatically. In the event of a dispute, Licensee shall have the burden of establishing that Licensee was diligently exploiting the Property, Trademark or Licensed Product as required herein.

     (e) Any charges, fees or royalties payable for music rights, rights to fabrications, rights for voices, or any other rights not covered specifically by this Agreement shall be additional to the Royalty and covered by separate agreement

     14. PREMIUMS, PROMOTIONS AND SECONDS. (a) Licensor shall have the sole right to license third parties to utilize any of the Licensed Products in connection with premium, giveaway, purchase-with-purchase promotions, fund-raisers, sweepstakes or promotional arrangements. For purposes of this Agreement a "premium" is a product or a product combined with a service which is sold or supplied in association with the promotion of another product or service, or offered in association with the sales promotion activities of retailers, wholesalers or manufacturers in association with incentive programs.

     (b) Licensee shall not sell, distribute or use or permit any third party to sell, distribute or use any Licensed Products which are damaged, defective, seconds, irregulars or otherwise fail to meet the specifications and/or quality control or notice requirements of this Agreement. All Licensed Products not meeting the standard of approved samples shall be destroyed by Licensee.

     15. TERMINATION. The following are in addition to the termination rights provided elsewhere in this Agreement;

           (a) Immediate Right of Termination. Licensor shall have the right to immediately terminate this Agreement on written notice should Licensee:

                 (i) Make, sell, offer for sale, use or distribute any Licensed
            Product or Promotional or Packaging Material without having the prior written approval of Licensor or continues to make, sell, offer for sale, use or distribute such after receipt of notice from Licensor withdrawing approval of same due to subsequent non-compliance;

                 (ii) Fail, after receipt of written notice from Licensor to immediately discontinue the distribution of sale of Licensed Products or the use of any Promotional or Packaging Material which does not contain the appropriate legal legend;

                 (iii) Subject to any voluntary or involuntary order of any government agency involving the recall of any of the Licensed Products;


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                 (iv) Or its controlling shareholders, officers, directors or employees take any actions in connection with the manufacture, sale, distribution or advertising of the Licensed Products or the Promotional and Packaging Material which damages or reflects adversely upon Licensor, the Property and/or Trademarks;

                 (v) Breach any of the provisions of this Agreement relating to the unauthorized assertion of rights in the Property or Trademarks;

                 (vi) Fail to make timely payment of Royalties when due or fail to make timely submission of Royalty statements when due two or more times during a twelve-month period or fail to pay the Guaranteed Minimum Royalty; or

                 (vii) Breach any provision of this Agreement prohibiting
            Licensee from directly or indirectly assigning, transferring, sublicensing or other encumbering of this Agreement or any of its rights or obligations hereunder.

           (b) Right to Terminate on Notice. A party may terminate this Agreement on thirty (30) days written notice to the other party, under any of the following circumstances, provided that during the thirty (30) day period, the defaulting party fails to cure the breach;

                 (i) Should Licensee fail to commence sale and distribution of the Licensed Products in all countries in the Territory;

                 (ii) Should Licensee, after commencing to sell and distribute
            Licensed Products, fail to continue to sell and distribute such in commercially acceptable quantifies in all countries in the Territory for two consecutive Royalty Periods;

                 (iii) Should Licensee violate any of its obligations under this Agreement;

                 (iv) Should Licensee file a petition in bankruptcy or be
            adjudicated a bankrupt or insolvent, make an assignment for the benefit of creditors, an arrangement pursuant to any bankruptcy law, or if Licensee discontinues its business or if a receiver is appointed for Licensee which is not discharged within thirty (30) days thereafter; or

                 (v) Should the other party commit a material breach of any other provision of this Agreement which is not cured within thirty
            (30) days after receiving notice from the non-breaching party.

                 (vi) Should any Licensed Products be sold by Licensee at
            prices which are clearly not competitive prices as such are customarily charged by Licensee for similar products to unaffiliated businesses.

     16. EFFECT OF TERMINATION. (a) If this Agreement is terminated under paragraph 15(a), no Licensed Products may be sold or distributed or any Promotional or Packaging Material used without the prior expressed approval of Licensor.


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     (b) Upon termination of this Agreement, notwithstanding anything to the contrary herein, all Royalties on shipments made shall become immediately due and payable.

     (c) If this Agreement is terminated under provision other than paragraph 15(a), Licensed Products which are on hand or in process at the time the notice of termination is received or at the time of the expiration of the Agreement, as the case may be, may continue to be sold or distributed for a sixty (60) day period ("Sell-Off Period"), provided that all Royalties with respect to that period are paid and that Licensor may itself use or license the use of the Property and/or Trademarks in any manner and that Licensee provide Licensor an inventory of Licensed Products it intends to sell or distribute during such period.

     (d) After termination of this Agreement, all rights hereunder shall revert to Licensor who may license others to use the Property and/or Trademarks in any way whatsoever. Thereafter, Licensee shall refrain from any further use of the Property and/or Trademarks and turn over to Licensor all molds and other materials which reproduce the Licensed Products or shall give Licensor satisfactory evidence of their destruction, at Licensor's sole option. Licensee shall be responsible for any damages caused by the unauthorized use of such molds or reproduction materials which are not turned over or destroyed.

     (e) Licensee acknowledges that its failure to cease the manufacture, sale or distribution of Licensed Products or any class or category thereof at the time of termination or expiration will result in immediate and irreparable harm to Licensor and to the rights of any subsequent licensee. Licensee acknowledges that there is no adequate remedy at law for failure to cease the manufacture, sale, or distribution and Licensee agrees that in the event of such failure, Licensor shall be entitled to equitable relief by way of injunctive relief and such other relief as any court with jurisdiction may deem proper.

     (f) Within thirty (30) days after termination or expiration of this Agreement, Licensee shall provide Licensor with a statement indicating the number and description of the Licensed Products which it had on hand or in the process of manufacturing as of the expiration or termination. Licensor shall have the option of conducting a physical inventory to ascertain or verify such. In the event Licensee refuses to permit Licensor to conduct such physical inventory, Licensee shall forfeit its fights hereunder to dispose of such inventory.

     17. FAN MAIL. Licensee agrees to include on its packaging of appropriate Licensed Products, as determined by Licensor, the following message in prominent position:

            Write to your friends on "The Big Comfy Couch" at:
            P O. Box 15338, Beverly Hills, California 90209-1338.

     18. PURCHASE OF LICENSED PRODUCTS. Licensor shall have the right to purchase some or all of the Licensed Products from time to time, at such times and in such quantities as Licensor desires.

           (a) If Licensor desires to purchase Licensed Products for promotional purposes only (not for resale), Licensee agrees to sell such Licensed Products at Licensee's cost plus ten percent (10%), with the royalty owing to Licensor being waived for these purposes only.


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           (b) If Licensor or a third party secured by Licensor desires to purchase Licensed Products for resale through premium sales, direct response, direct sales, personal appearances or other means (other than to retailers or wholesalers to retailers), Licensee agrees to sell such Licensed Products upon the most favorable terms and at the lowest wholesale price offered by Licensee to any of its customers, regardless of quantity requirements, including a Royalty to Licensor of eleven percent (11%) and an additional sales commission of five percent (5%) payable at the time the Royalty is due to Licensor.

           (c) If Licensor or a third party designated by Licensor desires to purchase Licensed Products for sales to public television stations only for their resale to the general public for fundraising purposes, Licensee agrees to sell such Licensed Products upon the most favorable terms and at the lowest wholesale price offered by Licensee to any of its customers, regardless of quantity requirements, including the Royalty owing to Licensor.

     19. NOTICES. All notices or payments required to be sent to either party shall be in writing at the last known addresses of the parties. Any notice of breach, default or termination shall be sent by certified mail, return receipt requested.

     20. MISCELLANEOUS; (a) This Agreement does not create a partnership or joint venture and Licensee shall have no power to obligate or bind Licensor whatsoever.

     (b) This Agreement shall be governed by the law of the State of California and any claims arising hereunder shall, at Licensor's election, be maintained in Los Angeles, California.

     (c) No waiver by either party of a breach or a default hereunder shall be deemed a waiver of a subsequent breach or default.

     (d) In the event that any provision of this Agreement shall be invalid, illegal or unenforceable in any respect, such shall not affect any other provision and this Agreement shall be interpreted and construed as if such provision, to the extent invalid, illegal or unenforceable, had never been part of the Agreement.

     (e) Licensee's rights hereunder may not be assigned, disposed of, or transferred, voluntarily or involuntarily, to anyone else without Licensor's written approval. Without limitation to the previous sentence, a merger of Licensee into another company or the transfer of a controlling interest in Licensee shall be deemed a disposal of Licensee's rights hereunder, which, to be effective, would require Licensor's written approval.

     (f) Headings of paragraphs herein are for convenience of reference only and are without substantive significance.


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     (g) This Agreement represents the entire understanding between the parties with respect to the subject matter and supersedes all previous representations, understandings or agreements, written or oral, and cannot be modified except by written instrument.

     IN WITNESS WHEREOF, the parties execute this Agreement for the purposes stated above.


                         AGREED AND ACCEPTED
                         HOLLYWOOD VENTURES CORPORATION


                         By: /s/  Richard Goldsmith
                             ----------------------------------------------
                             (a duly authorized officer)



                         Name and Title: Richard Goldsmith, President & CEO
                                         ----------------------------------
                                                 (print)



                         Date: July 24, 1996
                               ---------------------------------------------



                         AGREED AND ACCEPTED
                         THIRD QUARTER CORPORATION



                         By: /s/  Chip Voigt
                             ------------------------------------------------
                             (a duly authorized officer)



                         Name and Title: Chip Voigt, President
                                         ------------------------------------
                                               (print)



                          Date: July 23, 1996
                                ----------------------------------------------


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                                   SCHEDULE A

     The PROPERTY is/are the following associated with the television series "The Big Comfy Couch": THE BIG COMFY COUCH (excluding the fabrication design).

     Note: All character names shall at all times be followed by the phrase:

                 from "The Big Comfy Couch"

                                   SCHEDULE B

     LIST OF TRADEMARKS: The Big Comfy Couch name and logo.

                                   SCHEDULE C

     LIST OF LICENSED PRODUCTS: An inflatable couch in a size and manner to be functional as furniture for children to sit on which and in association with which the Property and/or Trademarks are used. In addition to the general reservation of rights not expressly granted, Licensor expressly reserves the right to license the above referenced products with electronics and, notwithstanding the foregoing, to license other inflatable couches for uses including, but not limited to, flotation devices.

                                   SCHEDULE D

     LICENSED TERRITORY: The United States and Canada and their respective territories and possessions.

                                HOLLYWOOD VENTURES CORPORATION

                                By: /s/ Richard Goldsmith, President & CEO
                                   _______________________________________

                                THIRD QUARTER CORPORATION

                                By: /s/ Chip Voigt
                                   _______________________________________